EXHIBT 99.1

iPASS REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

Gross Margin Improves to 58%

REDWOOD SHORES, Calif. — November 3, 2008 — iPass Inc. (Nasdaq: IPAS), a global provider of services that unify the management of enterprise mobility, today announced financial results for its third quarter ended September 30, 2008.

“We were pleased to report improvements in both gross margins and operating profit in the third quarter. These reflect our recent efforts to contain our network access costs and operating expenses while continuing to pursue revenue growth,” said Ken Denman, President and Chief Executive Officer of iPass. “With our strong and liquid balance sheet, our highly diversified and stable customer base and our value proposition of helping customers rein in their mobility costs, we believe iPass is well positioned to weather the current economic climate.”

Highlights for the quarter included:

•	Gross margins improved by roughly 140 basis points, from 56.9% to 58.3%.

•	Broadband, software and service fee revenues accounted for 82% of total revenues, up from 81% in the second quarter.

•	Erosion of dial-up revenues lessened substantially – they declined 18% in Q2 but only 7% in Q3.

•	Bookings for the quarter once again exceeded $20 million in order value, continuing a trend over the past two years of bookings in the range of $20 million and $25 million per quarter.

•
Global network footprint continued to expand in Q3, with iPass signing agreements with IIJ and 3 Scandinavia for 3G mobile broadband in Japan and Scandinavia respectively, and with Beeline, the largest Wi-Fi hotspot provider in Russia.

Financial Highlights (In millions, except per share amounts)	Q3’08	Q2’08	Q3’07
Total Revenues	$48.4	$48.6	$47.7

Broadband Revenues	$26.3	$26.2	$19.6

Software and Service Fee Revenues	$13.3	$13.0	$12.4

Dial Revenues	$8.8	$9.4	$15.7

Operating loss	$(1.7)	$(2.3)	$(2.7)

Non-GAAP Operating Income (loss)	$0.8	$(0.1)	$(0.4)

GAAP Net loss	$(2.1)	$(1.4)	$(1.1)

GAAP Diluted EPS (loss)	$(0.03)	$(0.02)	$(0.02)

Non-GAAP Net Income (loss)	$0.5	$0.7	$0.4

Non-GAAP Diluted EPS (loss)	$0.01	$0.01	$0.01

Cash and Short Term Investments	$68	$70	$74

Key User, Footprint and Customer Metrics
	Q3’08	Q2’08	Q3’07

iPass On-Network Users	499,000	537,000	601,000
iPass Off-Network Users	628,000	585,000	443,000
Total iPassConnect Software Users	1,127,000	1,122,000	1,044,000

Broadband Users	311,000	323,000	252,000
Dial Users	188,000	214,000	349,000
Total iPass On-Network Users	499,000	537,000	601,000

Broadband Venues	105,000	104,000	81,000

Total Forbes Global 2000 Customers	439	435	408

Company Outlook

The following statements are based on information available to iPass today, and iPass does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward looking, and actual results may differ materially.

For the quarter ending December 31, 2008, iPass projects revenues of approximately $47 million to $50 million, fully diluted GAAP earnings (loss) per share of approximately ($0.02) to ($0.05) and fully diluted non-GAAP earnings per share of approximately $0.00 to $0.03. The difference between the projected fully diluted GAAP loss per share and the projected fully diluted non-GAAP earnings per share of approximately $0.05 is based on expected FAS 123R stock-based compensation of $1.5 million dollars, the expected amortization of intangibles of $1.1 million and an expected restructuring charge of between $400,000 and $600,000 relating to the change in Chief Executive Officers in the fourth quarter of 2008 which, when divided by an expected 62 million fully diluted shares outstanding, results in the $0.05 difference.

Conference Call

iPass will host a public conference call today to discuss this announcement at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

The call will be webcast on iPass’ web site at http://investor.ipass.com, and a replay of the webcast will be available on iPass' web site until iPass reports its fourth quarter and full year 2008 financial results. A taped replay will also be available for two weeks following the date of the call. The dial-in numbers for the taped replay are 1-888-286-8010 (U.S. and Canada) and 1-617-801-6888 (international). The ID number for the replay call is 68921952.

Cautionary Statements

iPass’ projections of its fourth quarter 2008 financial results under the caption "Company Outlook," and in this press release are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that the current economic downturn and credit crunch will have a greater negative impact on iPass than it predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass' services; increased competition, which may cause pricing pressure on the fees iPass charges; iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; iPass may not be able to establish additional relationships with broadband access point providers, including providers of 2.5G/3G Mobile Data, at the level iPass expects if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers; if bookings or sales are greater than iPass expects, then resulting sales commissions and/or other sales related expenses could cause iPass’ non-stock compensation expenses in the fourth quarter to be greater than currently expected;  and iPass may not be able to generate revenue from new services if market acceptance of those new services is not as iPass expects.  In addition, given the recent decline in iPass’ stock price, management reviewed the recoverability of iPass’ goodwill balance and concluded an impairment charge was not required as of September 30, 2008. If iPass’ common stock price continues to trade below book value per common share, iPass may have to recognize an impairment of all, or some portion of, its goodwill and other intangible assets in the near future. Detailed information about potential factors that could potentially affect iPass' business, financial condition and results of operations is included in iPass' Quarterly Report on Form 10-Q under the caption " Factors Affecting Operating Results" in Part I, Item 2 of that report, filed with the Securities and Exchange Commission (the "SEC") on August 11, 2008 and available at the SEC's Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

Information Regarding Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass management evaluates and makes operating decisions using various performance measures. In addition to iPass’ GAAP results, the company also considers non-GAAP net income (loss).  iPass further considers various components of non-GAAP net income (loss) such as non-GAAP earnings (loss) per share and non-GAAP operating income (loss). Non-GAAP net income (loss) is generally based on the revenues, network access expenses, network operations, research and development, sales and marketing and general and administrative expenses management considers in evaluating the company’s ongoing core operating performance. Non-GAAP net income (loss) consists of net income (loss) excluding equity plan-related compensation expenses, restructuring charges, amortization of intangible assets, and valuation allowance for deferred tax assets which are charges and gains which management does not consider reflective of the company’s core operating business. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (FAS 123R). Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Management does not consider these expenses to be part of core operating performance.

For purposes of comparability across other periods and against other companies in the company’s industry, the company reports non-GAAP net income (loss) as adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income (loss) and non-GAAP operating income (loss) are supplemental measures of our performance that are not required by, nor presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company’s liquidity. The company presents non-GAAP net income (loss) and non-GAAP operating income (loss) because the company considers them to be important supplemental measures of the company’s performance.

Management excludes from its non-GAAP net income (loss) and non-GAAP operating income (loss) certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses non-GAAP earnings per share as one of the components for measurement of incentive compensation. Management uses this view of the company’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the following excluded items:

a) stock-based compensation expense;

b) restructuring charges;

c) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions;

d) valuation allowance for deferred tax assets.

Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

iPass believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2) Since the company has historically reported non-GAAP results to the investment community, the company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in the company’s industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the company's performance.

Set forth below are additional reasons why specific items are excluded from the company's non-GAAP financial measures:

a) While stock-based compensation calculated in accordance with FAS 123R constitutes an ongoing and recurring expense of the company, it is not an expense that typically requires or will require cash settlement by the company. The company therefore excludes these charges for purposes of evaluating core performance as well as with respect to evaluating any potential acquisition.

b) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

c) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. The company analyzes and measures the company’s operating results without these charges when evaluating the company’s core performance. Generally, the impact of these charges to the company's net income (loss) tends to diminish over time following an acquisition;

d) Valuation allowance for deferred tax assets is excluded because it is inconsistent in amount and frequency. iPass analyzes and measures operating results without this charge when evaluating core performance. The charge is not an expense that typically requires or will require cash settlement by the company;

e) Income tax expense (benefit) is adjusted in the non-GAAP tax-effected numbers by the amount of additional expense or benefit that the company would accrue if non-GAAP results were used instead of GAAP results in the calculation of tax liability, taking into consideration the company's long-term tax structure.

In the future, the company expects to continue reporting non-GAAP financial measures on a tax-effected basis excluding items described above and the company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in the company’s non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP results. In the future, the company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    --  The company's stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in the company’s GAAP results for the foreseeable future under FAS 123R.

    -- Amortization of intangibles, though not directly affecting iPass’ current cash position, represents the loss in value as the technology in the company’s industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining the company’s current technological position in the company’s competitive industry which is addressed through the company’s research and development program.

    -- Other companies, including other companies in iPass’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company's GAAP and non-GAAP financial results is provided in this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the company's SEC filings.

The reconciliation of non-GAAP financial measures set forth in this press release for the third quarter of 2008 and 2007 is set forth in the financial statements at the end of this press release.

The reconciliation between GAAP and non-GAAP operating income (loss) for the second quarter of 2008 is as follows (in thousands):

GAAP operating income (loss)	$(2,290)
(a) FAS 123R stock-based compensation	1,091
(b) Restructuring charges	26
(c) Amortization of intangibles	1,050
Non-GAAP operating income (loss)	$(123)

The reconciliation between GAAP and non-GAAP net income (loss) for the second quarter of 2008 on tax-effected basis is as follows (in thousands):

GAAP net income (loss)	$(1,445)
(a) FAS 123R stock-based compensation	1,091
(b) Restructuring charges	26
(c) Amortization of intangibles	1,050
Non-GAAP net income (loss)	$722

A reconciliation between GAAP and non-GAAP diluted net income (loss) per share for the second quarter of 2008 on a tax-effected basis is as follows:

GAAP diluted net income (loss) per share	$(0.02)
(a) Per share effect of FAS 123R stock-based compensation, restructuring charges and amortization of intangibles	$0.03
Non-GAAP diluted net income (loss) per share	$0.01

Other non-GAAP financial measures set forth in the financial statements are reconciled following those statements.

About iPass Inc.

iPass helps enterprises unify the management of remote and mobile connectivity and devices. With iPass software and services, customers can create easy-to-use broadband solutions for their mobile workers, home offices and branch and retail locations, complete with device management, security validation and unified billing. iPass offerings are powered by its leading global virtual network, on-demand management platform, and award-winning client software. The iPass global virtual network unifies hundreds of wireless, broadband and dial-up providers in over 160 countries.  Hundreds of Global 2000 companies rely on iPass services, including General Motors, Nokia, and Reuters. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia. For more information, visit www.ipass.com.

NOTE:  iPass(R) is a registered trademark of iPass Inc.

CONTACT:
Investor Relations
ir@iPass.com
650-232-4113

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$48,371	$47,736	$145,099	$142,221

Operating expenses (a)
Network access	20,147	17,396	61,588	50,939
Network operations	8,739	8,686	26,138	25,667
Research and development	3,845	5,589	12,288	16,484
Sales and marketing	10,724	12,316	31,403	39,610
General and administrative	5,579	5,395	16,703	16,213
Restructuring Charges (b)	30	13	60	(139)
Amortization of intangibles (c)	1,050	1,050	3,150	3,150
Total operating expenses	50,114	50,445	151,330	151,924

Operating loss	(1,743)	(2,709)	(6,231)	(9,703)

Other income (expense), net	(296)	772	659	2,372

Loss before income taxes	(2,039)	(1,937)	(5,572)	(7,331)

Provision for (benefit from) income taxes	59	(856)	(656)	(3,479)

Net loss	$(2,098)	$(1,081)	$(4,916)	$(3,852)

Net loss per share:
Basic	$(0.03)	$(0.02)	$(0.08)	$(0.06)
Diluted	$(0.03)	$(0.02)	$(0.08)	$(0.06)
Number of shares used in per share calculations:
Basic	61,243,465	62,347,697	61,185,203	62,971,291
Diluted	61,243,465	62,347,697	61,185,203	62,971,291
Non-GAAP Diluted Shares	61,678,453	63,393,902	61,778,048	64,132,477

(a) FAS 123(R) stock-based compensation and amortization of deferred stock-based compensation included in the expense line items:
Network operations	$314	$224	$872	$617
Research and development	203	241	432	842
Sales and marketing	325	326	486	1,095
General and administrative	643	492	2,131	1,693
Total amortization of stock-based compensation	$1,485	$1,283	$3,921	$4,247

A reconciliation between operating loss on a GAAP basis and non-GAAP operating income (loss) is as follows:
GAAP operating loss	$(1,743)	$(2,709)	$(6,231)	$(9,703)
(a) Amortization of stock-based compensation	1,485	1,283	3,921	4,247
(b) Restructuring charges	30	13	60	(139)
(c) Amortization of intangibles	1,050	1,050	3,150	3,150
Non-GAAP operating income (loss)	$822	$(363)	$900	$(2,445)

A reconciliation between net loss on a GAAP basis and non-GAAP net income (loss), net of tax effect, is as follows:
GAAP net loss	$(2,098)	$(1,081)	$(4,916)	$(3,852)
(a) Amortization of stock-based compensation	1,485	1,283	3,921	4,247
(b) Restructuring charges	30	13	60	(139)
(c) Amortization of intangibles	1,050	1,050	3,150	3,150
(1) Provision for income taxes	-	(850)	-	(2,779)
Non-GAAP net income (loss)	$467	$415	$2,215	$627

A reconciliation between diluted net loss per share on a GAAP basis and non-GAAP diluted net income (loss) per share, net of tax effect, is as follows:
GAAP diluted net loss per share	$(0.03)	$(0.02)	$(0.08)	$(0.06)
Per share effect of FAS 123(R) stock-based compensation, restructuring charges, amortization of intangibles, and provision for income taxes.	0.04	0.03	0.12	0.07
Non-GAAP diluted net income (loss) per share	$0.01	$0.01	$0.04	$0.01

(1) The estimated non-GAAP effective tax rate was 0% for the three and nine months ended September 30, 2008, due to the establishment of a full valuation allowance on deferred tax assets. The estimated non-GAAP effective tax rate was (44)% and (47)% for the three and nine months ended September 30, 2007, respectively and has been used to adjust the benefit from income taxes for non-GAAP purposes.

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2008	2007

Assets

Current assets:
Cash and cash equivalents	$47,485	$70,907
Short-term investments	20,545	4,258
Accounts receivable, net	36,903	35,938
Prepaid expenses and other current assets	6,913	7,116
Short-term deferred income tax assets	575	575
Total current assets	112,421	118,794

Property and equipment, net	8,951	9,272
Other assets	6,447	4,876
Acquired intangibles, net	6,354	9,504
Goodwill	79,543	79,543
Total assets	$213,716	$221,989

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$16,650	$15,923
Accrued liabilities	12,277	15,788
Short-term deferred revenue	5,576	6,606
Total current liabilities	34,503	38,317

Deferred tax liability-long term	575	575
Long-term deferred revenue	1,859	949
Other long-term liabilities	447	1,040
Total liabilities	$37,384	$40,881

Stockholders' equity:
Common stock	62	62
Additional paid-in capital	241,918	241,703
Accumulated other comprehensive income	(60)	15
Accumulated deficit	(65,588)	(60,672)
Total stockholders' equity	176,332	181,108
Total liabilities and stockholders' equity	$213,716	$221,989